Exhibit 99.1

ORCHID ISLAND CAPITAL, INC. TO TRANSFER LISTING OF ITS COMMON STOCK TO THE NEW YORK STOCK EXCHANGE

VERO BEACH, FL – October 3, 2014 (GLOBE NEWSWIRE) – Orchid Island Capital, Inc. (the “Company”) announced today that it has chosen to transfer the listing of its common stock from the NYSE MKT to the New York Stock Exchange (the “NYSE”). The Company anticipates that its common stock will begin trading under the current ticker symbol “ORC” on the NYSE at the commencement of trading on October 8, 2014. Until the close of trading on October 7, 2014, the Company’s common stock will continue to trade on the NYSE MKT under the symbol “ORC”. Based on today’s closing price of $13.06 and 13,076,981 shares outstanding, Orchid Island Capital has a market capitalization of approximately $170.8 million.

“We look forward to a continued partnership with Orchid Island Capital and its stockholders as they transition to our NYSE platform,” said Scott Cutler, Executive Vice President, Head of Global Listings, NYSE. “This is a great example of a growth oriented company that can leverage NYSE’s advanced and innovative market model.”

About Orchid Island Capital, Inc.

Orchid Island Capital, Inc. is a specialty finance company that invests in Agency RMBS that are either traditional pass-through Agency RMBS or structured Agency RMBS. Orchid Island Capital, Inc. has elected to be taxed as a real estate investment trust for federal income tax purposes.

Forward Looking Statements Disclaimer

This press release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including with regard to the Company’s proposed voluntary transfer of the listing of its common stock from the NYSE MKT to the NYSE. Forward-looking statements typically are identified by use of the terms such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions. Forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. All forward-looking statements speak only as of the date on which they are made. Investors and stockholders should carefully consider the factors, risks and uncertainties that affect the Company described in its Annual Report on Form 10-K for the twelve months ended December 31, 2013 and other documents and reports filed from time to time with the Securities and Exchange Commission. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.